Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Williams Partners L.P. (the “Partnership”) for the registration of up to 65,000,000 of common units representing limited partner interests and to the incorporation by reference therein of our report dated February 26, 2016, except for the matters described under the Description of Business heading in Note 1, Note 18, and Note 19, as to which the date is May 27, 2016, with respect to the consolidated financial statements of the Partnership included in its Current Report on Form 8-K dated May 27, 2016, and our report dated February 26, 2016, with respect to the effectiveness of internal control over financial reporting of the Partnership, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

September 1, 2016